Exhibit 99.1

Conn’s, Inc. Reports Retail Segment Net Sales Results for the Quarter Ended July 31, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--August 9, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its retail segment net sales results for the quarter ended July 31, 2011.

Retail segment net sales for the quarter ended July 31, 2011, of $152.2 million, decreased $27.2 million, or 15.2%, as compared to the quarter ended July 31, 2010. Retail segment net sales represent total product sales, repair service agreement commissions (excluding the impact of repair service agreement cancellations due to credit charge-offs) and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods, excluding the five stores being closed and the two stores with leases that expired in the current fiscal year) decreased 12.8% for the quarter ended July 31, 2011, as compared to the same quarter in the prior year period. Same store sales performance improved during the quarter, with the Company experiencing its best sales performance of the quarter after the July fourth holiday weekend. Since that weekend, the retail segment’s same store sales have been down, in the mid-single digits percentage range, as compared to the prior year period. Some of the factors impacting the Company’s sales performance during the quarter were as follows:

  Negative industry trends nationally for consumer electronics and appliances. The impact was most evident in television sales, with the Company experiencing the largest sales declines of the quarter during the holiday weekends;
  Initial signs that the expanded floor space dedicated to furniture and mattresses will help drive continued growth in the furniture and mattresses category; and
  The closure of four additional stores during the quarter, bringing the total to five during the current fiscal year.

“While the sales results for the quarter did not meet our expectations, we did deliver gross margins above the range we targeted, and I am encouraged by recent sales trends,” commented Theodore Wright, Conn’s Chairman. “Early indications are that we can retain a meaningful portion of the customers that shopped at our now closed locations. Also, the two stores with significantly expanded floor space allocated to furniture and mattresses have delivered good results so far.”

The retail segment’s retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 29% for the quarter ended July 31, 2011. This is an increase from the 25.7% experienced in the quarter ended July 31, 2010, as the Company achieved expanded gross margins in most categories and saw a shift in the product sales mix to higher-margin furniture and mattress sales. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended July 31,						Same store
	2011	% of Total	2010	% of Total	Change	% Change	% Change
	(dollars in thousands)
Consumer electronics	$46,512	30.6%	$60,032	33.5%	$(13,520)	-22.5%	-20.1%
Home appliances	51,511	33.8%	58,427	32.6%	(6,916)	-11.8%	-9.7%
Furniture and mattresses	22,721	14.9%	21,203	11.8%	1,518	7.2%	10.7%
Home office	10,306	6.8%	12,960	7.2%	(2,654)	-20.5%	-17.9%
Other	7,296	4.8%	12,039	6.7%	(4,743)	-39.4%	-40.3%
Total product sales	138,346	90.9%	164,661	91.8%	(26,315)	-16.0%	-13.9%

Repair service agreement commissions	10,007	6.6%	10,489	5.9%	(482)	-4.6%	-4.2%
Service revenues	3,811	2.5%	4,183	2.3%	(372)	-8.9%
Total net sales	$152,164	100.0%	$179,333	100.0%	$(27,169)	-15.2%	-12.8%

Note: The amounts in the table reflect the results of the Company’s retail segment.

The following is a summary of some of the key items impacting net sales during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales declined primarily as a result of a 27.1% decrease in the unit sales of televisions, as the average selling price increased 7.2%. The decline in unit sales and increase in average selling prices was largely impacted by the Company’s strategy during the current year quarter, especially during the two holiday weekends, to drive higher average selling prices and gross profit contribution. Also, lower DVD player and digital camera sales contributed to the decline;
  Home appliance category sales declined during the quarter on lower unit sales as average selling prices increased by 5.1%. Laundry sales were down 11.8%, refrigeration sales were down 10.8% and cooking sales were down 16.0%;
  The growth in furniture and mattress sales was driven by enhanced displays and product selection, and increased promotional activity to increase customer traffic, resulting in a 6.5% increase in unit sales of furniture and mattresses, combined with a 1.3% increase in the average selling price;
  Home office sales declined primarily as a result of a 28.0% drop in the unit sales of laptop and desktop computers and netbooks, as the average selling prices of those products increased by 6.6%. This decline was partially offset by sales from the introduction of tablets. While home office sales declined, the Company drove an increase in the amount of gross profit generated by this category;
  The decrease in other product revenues resulted primarily from reduced lawn and garden equipment sales due to the dry weather conditions;
  Repair service agreement commissions decreased less than product sales on higher sales penetration as a percent of product sales, as compared to the prior year period;
  Service revenues decreased as the Company experienced lower customer repair volumes, in the current year quarter, and increased its use of third-party servicers during the quarter, compared to the previous year, to provide timely product repairs for its customers; and
  The Company completed the closure of one store in San Antonio, Texas, as the lease expired during the month of July, and closed one store in Austin, Texas, and two stores in Dallas, Texas.

Retail segment net sales for the six months ended July 31, 2011, of $309.2 million, decreased $33.7 million, or 9.8%, as compared to the six months ended July 31, 2010. Same store sales (sales recorded in stores operated for the entirety of both periods, excluding the five stores being closed and the two stores with leases that expired in the current fiscal year) decreased 8.6% for the six months ended July 31, 2011, as compared to the same period in the prior year.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Wednesday, September 7, 2011, at 10:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 71 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, and home theater products. The Company also sells furniture for the living room, dining room, bedroom and related accessories, and mattresses, as well as lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, 409-832-1696 ext. 3294
Chief Financial Officer